FORM OF

Carl J. Riley

Tel 212.801.6947

rileyc@gtlaw.com

[November __], 2026

ZACKS TRUST

Zacks All-Cap Core Fund, Zacks Small-Cap Core Fund, Zacks All-Cap Core ETF and Zacks Small-Cap Core ETF

101 North Wacker Drive, Suite 1500

Chicago, IL 60606

Re:	AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF [November __], 2026 (THE “AGREEMENT”), BY AND BETWEEN ZACKS TRUST ON BEHALF OF ITS SERIES ZACKS ALL-CAP CORE FUND AND ZACKS SMALL-CAP CORE FUND (EACH AN “EXISTING FUND” AND COLLECTIVELY, THE “EXISTING FUNDS”), AND ZACKS TRUST ON BEHALF OF ITS SERIES ZACKS ALL-CAP CORE ETF AND ZACKS SMALL-CAP CORE ETF (EACH A “NEW FUND” AND COLLECTIVELY, THE “NEW FUNDS”)

Ladies and Gentlemen:

You have requested our opinion with respect to certain United States (“U.S.”) federal income tax consequences of entering into a transaction pursuant to which: (a) each New Fund will acquire the Assets (as such term is defined in Section 1.1 of the Agreement) of the corresponding Existing Fund having a similar name in exchange for (i) the issuance of that number of full and fractional shares of such New Fund having a net asset value equal to the net asset value of the shares of the corresponding Existing Fund and (ii) the assumption by such New Fund of the Liabilities (as such term is defined in Section 1.1(b) of the Agreement) of the corresponding Existing Fund, and (b) each Existing Fund will distribute such shares of the corresponding New Fund to shareholders of such Existing Fund in connection with the liquidation of such Existing Fund, all upon the terms and conditions set forth in the Agreement (each such transaction, a “Reorganization” and together, the “Reorganizations”). Specifically, Zacks All-Cap Core Fund will reorganize into the Zacks All-Cap Core ETF, and Zacks Small-Cap Core Fund will reorganize into the Zacks Small-Cap Core ETF. Each New Fund is, and will be immediately prior to Closing (as defined in Section 2.1 of the Agreement), a shell series, without assets or liabilities, created solely for the purpose of acquiring the Assets and assuming the Liabilities of the corresponding Existing Fund. In each Reorganization, each holder of shares of the applicable Existing Fund will receive shares issued by the corresponding New Fund having the same net asset value as the shares of the Existing Fund surrendered. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Agreement.

Greenberg Traurig, LLP | Attorneys at Law One Vanderbilt Avenue | New York, NY 10017 | T +1 212.801.9200 | F +1 212.801.6400
www.gtlaw.com

[November __], 2026

ZACKS TRUST

Zacks All-Cap Core Fund, Zacks Small-Cap Core Fund, Zacks All-Cap Core ETF and Zacks Small-Cap Core ETF

In rendering our opinion, we have reviewed and relied upon: (i) the Agreement; (ii) the combined Information Statement and Prospectus (Form N-14) filed with the Securities and Exchange Commission (“SEC”) in connection with the Reorganizations; (iii) the Prospectus and Statement of Additional Information filed with the SEC with respect to the New Funds, (iv) certain representations concerning the Reorganizations made to us on behalf of each Existing Fund and each New Fund (collectively, the “Funds”), in the letter of even date herewith (the “Representation Letter”), by authorized representatives of Zacks Trust and Zacks Investment Management, Inc., the Funds’ investment adviser; (v) such other documents, financial and other reports that we deemed relevant or appropriate; and (vi) the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service (the “Service”) contained in revenue rulings and procedures, and such other statutes, regulations, rulings and decisions as we deemed material to the preparation of this opinion letter. For purposes of this opinion, we have assumed that the representations and warranties set forth in the Agreement and the representations made in the Representation Letter are true and correct and that the conditions to the parties’ obligations under the Agreement will be satisfied and the parties will comply with their respective covenants thereunder. To the extent that any of the representations or warranties in the Agreement or any of the representations in the Representation Letter are inaccurate, the conclusions set forth herein may also become inaccurate, or may no longer apply.

In formulating our opinion, we have examined originals or copies, identified to our satisfaction, of documents and other instruments that we have deemed necessary or appropriate for purposes of this opinion. In performing such examination, we have assumed the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, the genuineness of all signatures and the correctness of all representations made therein, without regard to any qualifications on the basis of knowledge, belief, intent or materiality. We cannot and do not represent that we checked the accuracy or completeness of, or otherwise independently verified, any of the various statements of fact contained in such documents and in documents incorporated by reference therein. We have further assumed that there are no agreements or understandings contemplated therein other than those contained in the documents that have been provided to us.

Based upon the foregoing, with respect to each Reorganization, and subject to the limitations set forth herein, it is our opinion that, for U.S. federal income tax purposes:

(i)               The acquisition by the applicable New Fund of all of the Assets of the corresponding Existing Fund, as provided for in the Agreement, in exchange for shares of such New Fund and the assumption by the New Fund of the Liabilities of such Existing Fund, followed by the distribution by the Existing Fund to its shareholders of the shares of the corresponding New Fund in complete liquidation of such Existing Fund, will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and the Existing Fund and the corresponding New Fund each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

Greenberg Traurig, LLP | Attorneys at Law
www.gtlaw.com

[November __], 2026

ZACKS TRUST

Zacks All-Cap Core Fund, Zacks Small-Cap Core Fund, Zacks All-Cap Core ETF and Zacks Small-Cap Core ETF

(ii)             No gain or loss will be recognized by any Existing Fund upon the transfer of all of its respective Assets to, and assumption of its Liabilities by, the corresponding New Fund in exchange solely for shares of such New Fund pursuant to Section 361(a) and Section 357(a) of the Code.

(iii)           No gain or loss will be recognized by any New Fund upon the receipt by it of all of the Assets of the corresponding Existing Fund in exchange solely for the assumption of the Liabilities of such Existing Fund and the issuance of shares of such New Fund pursuant to Section 1032(a) of the Code.

(iv)            No gain or loss will be recognized by any Existing Fund upon the distribution of shares of the corresponding New Fund by such Existing Fund to its shareholders in complete liquidation (in pursuance of the Agreement) pursuant to Section 361(c)(1) of the Code.

(v)             The tax basis of the Assets of each Existing Fund received by the corresponding New Fund will be the same as the tax basis of such Assets in the hands of such Existing Fund immediately prior to the transfer pursuant to Section 362(b) of the Code.

(vi)            The holding periods of the Assets of each Existing Fund in the hands of the corresponding New Fund will include the periods during which such Assets were held by such Existing Fund pursuant to Section 1223(2) of the Code.

(vii)          No gain or loss will be recognized by the shareholders of any Existing Fund upon the exchange of all of their shares of such Existing Fund for shares of the corresponding New Fund pursuant to Section 354(a) of the Code.

(viii)        The aggregate tax basis of the shares of the New Fund to be received by each shareholder of the corresponding Existing Fund will be the same as the aggregate tax basis of the shares of such Existing Fund exchanged therefor pursuant to Section 358(a)(1) of the Code.

(ix)            The holding period of New Fund shares received by a shareholder of the corresponding Existing Fund will include the holding period of the shares of such Existing Fund exchanged therefor, provided that the shareholder held such Existing Fund shares as capital assets on the date of the exchange pursuant to Section 1223(1) of the Code.

(x)             For purposes of Section 381 of the Code, each New Fund will

Greenberg Traurig, LLP | Attorneys at Law
www.gtlaw.com

[November __], 2026

ZACKS TRUST

Zacks All-Cap Core Fund, Zacks Small-Cap Core Fund, Zacks All-Cap Core ETF and Zacks Small-Cap Core ETF

succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b)-1(b) of the Income Tax Regulations, the items of the corresponding Existing Fund described in Section 381(c) of the Code as if there had been no Reorganization, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and, if applicable, the Income Tax Regulations promulgated thereunder. The taxable year of the applicable Existing Fund will not end as a result of the Reorganization, and the corresponding New Fund will be treated as a continuation of such Existing Fund pursuant to Section 381(b) of the Code.

This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. Our opinion represents our best legal judgment as to the matters addressed herein, but is not binding upon the Service or the courts, and there is no guarantee that the Service will not assert positions contrary to the ones taken in this opinion. We disclaim any obligation to undertake any continuing analysis of the facts or relevant law following the date of this opinion letter.

Our opinion is provided solely to you as a legal opinion, and not as a guaranty or warranty, and is limited to the specific transactions and matters described above. No opinion may be implied or inferred beyond what is expressly stated in this letter. We express no opinion with respect to any matter not specifically addressed above. By way of illustration, and without limitation of the foregoing, we express no opinion regarding: (i) whether any of the Funds qualify or will qualify as a regulated investment company; (ii) the U.S. federal income tax consequences of the payment of Reorganization expenses by Zacks Investment Management, Inc., except to the extent that such payment might otherwise affect the opinion conclusions specifically set forth above; (iii) whether any U.S. federal income tax will be imposed or required to be withheld under the Foreign Investment in Real Property Tax Act of 1980 with respect to any Existing Fund shareholder that is a foreign person; (iv) the effect of the Reorganizations on any shareholder of an Existing Fund that is required to recognize unrealized gains or losses for U.S. federal income tax purposes under a mark-to-market system of accounting; (v) whether accrued market discount, if any, on any market discount bonds held by any Existing Fund will be required to be recognized as ordinary income under Section 1276 of the Code as a result of the Reorganizations; (vi) whether any gain or loss will be required to be recognized with respect to any Asset that constitutes stock in a passive foreign investment company (within the meaning of Section 1297(a) of the Code); and (vii) any state, local or foreign tax consequences of the Reorganizations.

Greenberg Traurig, LLP | Attorneys at Law
www.gtlaw.com

[November __], 2026

ZACKS TRUST

Zacks All-Cap Core Fund, Zacks Small-Cap Core Fund, Zacks All-Cap Core ETF and Zacks Small-Cap Core ETF

Our opinion is being rendered to Zacks Trust and its Board of Trustees, and may be relied upon only by the Zacks Trust and its Board of Trustees. Zacks Trust, each Existing Fund, New Fund, and the shareholders of each Existing Fund and each New Fund are free to disclose the tax treatment or tax structure of any of the transactions described herein.

Very truly yours,

Greenberg Traurig, LLP

Greenberg Traurig, LLP | Attorneys at Law
www.gtlaw.com